EXHIBIT 4.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (the “Second Amendment”) is entered into effective as of the 29th day of March, 2005, by and among PIONEER DRILLING SERVICES, LTD., a Texas limited partnership (“Borrower”); PIONEER DRILLING COMPANY, a Texas corporation; PDC MGMT. CO., a Texas corporation; PDC INVESTMENT CORP., a Delaware corporation; THE FROST NATIONAL BANK, a national banking association (in its individual capacity, “Frost Bank”), for itself, as Lender, as Lead Arranger, and as Agent for Lenders; ZIONS FIRST NATIONAL BANK, a national banking association, as Lender; and BANK OF SCOTLAND, a Scottish banking corporation acting through its New York Branch, as Lender.

R E C I T A L S

A.            On October 29, 2004, Borrower, Credit Parties, Agent and Lender entered into that certain Credit Agreement, concerning the terms, conditions and covenants of certain credit facilities, which Credit Agreement was amended by that certain First Amendment to Credit Agreement dated November 29, 2004, by and among Borrower, Credit Parties, Agent and Lender (as amended, the “Credit Agreement”).

B.            Pursuant to Section 1.1(b) of the Credit Agreement, Lenders made and Borrower obtained the following Acquisition Loans:

(1)                                  Acquisition Loan No. 1 (herein so called) in the amount of $28,000,000.00 (Closing Date – November 29, 2004);

(2)                                  Acquisition Loan No. 2 (herein so called) in the amount of $7,200,000.00 (Closing Date – December 14, 2004); and

(3)                                  Acquisition Loan No. 3 (herein so called) in the amount of $4,800,000.00 (Closing Date – February 10, 2005).

The total amount of all Acquisition Loans outstanding as of the date of this Second Amendment is $38,466,666.67 and $1,533,333.33 remains available for under advance to Borrower under the Acquisition Facility Commitment.

C.            Borrower has elected to repay a portion of the outstanding Acquisition Loans and requested the Credit Agreement be amended to permit Borrower to re-borrow all amounts that have been repaid by Borrower.

D.            In addition, Borrower has requested and Lender has agreed to expand the Credit Agreement definition of allowable investments to allow for a wider range of liquid investments that Borrower may use to manage its excess cash.

E.             All capitalized terms not otherwise defined in this Second Amendment shall have the same meanings as are set forth in the Credit Agreement.

NOW, THEREFORE, for  and in consideration of the mutual covenants and promises herein contained, Agent, Lenders and Borrower agree as follows:

AGREEMENTS

1.                                       Voluntary Prepayments.   Pursuant to Section 1.3(a) of the Credit Agreement, Borrower shall prepay Acquisition Loan No. 1 in part and Acquisition Loan No. 2 and Acquisition No. 3 in full on the effective date of this Second Amendment.  The total amount of the foregoing prepayments shall be $20,000,000.00, and shall be applied as follows:

(A)                              Acquisition Loan No. 1 — $8,366,666.66 principal prepayment;

(B)           Acquisition Loan No. 2 — $6,900,000.00 loan payoff; and

(C)                                Acquisition Loan No. 3 — $4,733,333,34 loan payoff.

For purposes of this Second Amendment and the aforementioned prepayment, Lenders hereby waive the application of the fourth grammatical sentence of Section 1.3(a) of the Credit Agreement.

2.                                       Acquisition Credit Facility.   Lenders hereby agree that, effective as of the date hereof, and after application of the prepayments set forth in Paragraph 1 above, the Acquisition Facility Commitment shall be restated, reconstituted, modified and amended to be $38,466,666.67 in the aggregate, of which (a) $18,466,666.67 remains advanced, outstanding and unpaid as of the date hereof and (b) $20,000,000.00 remains available for advance until the Acquisition Commitment Termination Date.  Until the Acquisition Commitment Termination Date, Borrower may borrow all amounts that remain available under the Acquisition Facility (i.e., $20,000,000.00), as restated, reconstituted, modified and amended, in accordance with the terms of the Credit Agreement.

3.                                       Investments, Loans and Advances.   Section 6.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Except as otherwise expressly permitted by this Section 6.2, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise (an “Investment”), except that:  (a) Borrower may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrower does not exceed $500,000; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; and (c) Borrower may make investments in the following (“Eligible Cash Equivalents”) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”) or from any Agent or any Lender, (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks, (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above, and or (vi) other Eligible Cash Equivalents that are expressly deemed acceptable by Agent, (d) other investments not exceeding $500,000 in the aggregate at any time outstanding; (e) Investments in a Credit Party or any of their Subsidiaries that have executed and delivered a guaranty of the Obligations in form and substance satisfactory to Agent (each such Subsidiary being herein referred to as a “Subsidiary Guarantor”); (f) Investments, if as a result of such Investment (i) such other Person becomes a Subsidiary Guarantor or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, a Credit Party or a Subsidiary Guarantor; (g) Investments arising in connection with interest rate swap, cap or collar agreements, currency exchange contracts or commodity hedging agreements, in each case entered into with any Lender in the ordinary course of business and not for speculative purposes; (h) Investments in stock, obligations or securities received in settlement of debts owing to a Credit Party as a result of bankruptcy or insolvency proceedings as to debt owing to such Credit Party that arose in the ordinary course of business of such Credit Party; (i) Investments in the form of loans among the Credit Parties and the Subsidiary Guarantors; and (j) any security or Investment made as a result of the receipt of non-cash consideration from an Asset Sale permitted under Section 6.8; and (k) advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services in the ordinary course of business.

4.                                       No Other Amendment.   Except as specifically modified or amended herein, all terms, provisions and requirements of the Credit Agreement shall remain as written, and as amended from time to time.

5.                                       Reaffirmation.   Borrower hereby ratifies, restates and reaffirms all covenants, conditions, representations and warranties contained in (a) the Credit Agreement, as amended by this Second Amendment, and (b) all other Loan Documents.

6.                                       Credit Party/Guarantor Ratification.   Credit Parties and Guarantors hereby ratify, restate, and reaffirms each of the provisions of the Credit Agreement and the Guaranty Agreement it executed on and as of the date hereof and that Guarantor’s liability under its Guaranty shall not be reduced, altered, limited, lessened or in any way affected by the execution and delivery of this Second Amendment.  The parties intend that this Second Amendment shall not constitute a novation.

7.                                       Expenses.   Borrower covenants and agrees to pay all costs and expenses of Agent and Lender in connection with this Second Amendment, including, but not limited to, Agent’s and Lender’s attorneys’ fees, recording or filing costs or expenses, and similar items.

8.                                       Counterparts.   This Second Amendment may be executed in counterpart originals, no one of which need contain the signature of all parties, but all of which together shall constitute one and the same instrument.

9.             Release of Agent and Lenders.   Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim, claim, or objection in favor of such Borrower as against Lenders with respect to the Credit Agreement or any other aspect of the transactions contemplated thereby, or alternatively, that any such right of offset, defense, counterclaim, claim, or objection is hereby expressly waived.  In connection with the foregoing, Borrower hereby releases and discharges Agent and Lenders, and their respective parents, subsidiaries, affiliates, directors, officers, employees, attorneys, agents, successors, and assigns from any and all rights, claims, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, debts or liabilities, of any kind or character, including without limitation such claims and defenses as fraud, mistake, duress, and usury, whether in law or in equity, known or unknown, choate or inchoate, it has had, now has, or hereafter may have, arising under or in any manner relating to, whether directly or indirectly, the Credit Agreement or any other aspect of the transactions contemplated thereby from the beginning of time until the date hereof.

10.           Cooperation, Further Assurances.   Borrower agrees to cooperate with Agent so that the interests of Lenders are protected and the intent of the Loan Documents and this Amendment can be effectuated.  Borrower agrees to execute whatever further documents and to provide whatever further assurances Agent or Lenders may reasonably request or deem necessary to effectuate the terms of this Amendment.

11.           Governing Law.   This Second Amendment and all other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Texas, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

12.           Headings.   The headings preceding the text of the paragraphs of this Second Amendment have been inserted solely for convenience of reference and shall neither constitute a part of this Second Amendment nor affect its meaning, interpretation, or effect.

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NOTICE TO COMPLY WITH STATE LAW

For the purpose of this Notice, the term “WRITTEN AGREEMENT” shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

NOTICE OF FINAL AGREEMENT

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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[Signature(s) on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

BORROWER:

PIONEER DRILLING SERVICES, LTD., a Texas limited partnership

By:	PDC Mgmt. Co., a Texas corporation, General Partner

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke, President and Chief Executive Officer

LENDERS:

THE FROST NATIONAL BANK, a national banking association, as Agent and Lender

By:	/s/ William Casey Shaeffer
Name:
Title:	Vice President

ZIONS FIRST NATIONAL BANK, a national banking association, as Lender

By:	/s/ Thomas C. Etzell
Name:
Title: Senior Vice President

BANK OF SCOTLAND, a Scottish banking corporation acting through its New York Branch, as Lender

By:	/s/ Karen Weich
Name:
Title:	Assistant Vice President

The following Persons are signatories to this Second Amendment in their capacity as Credit Parties and Guarantors and not as Borrowers.

HOLDING COMPANY:

PIONEER DRILLING COMPANY, a Texas Corporation

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke, President and Chief Executive Officer

PDC MGMT. CO., a Texas corporation

By:	/s/ Wm Stacy Locke
Wm. Stacy Locke, President and Chief Executive Officer

PDC INVESTMENT CORP., a Delaware corporation

By:	/s/ Wm Stacy Locke
Wm. Stacy Locke, President and Chief Executive Officer